Exhibit 3.7
CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
SFBC INTERNATIONAL, INC.
     The undersigned, for purposes of amending the Certificate of Incorporation (the “Certificate”) of SFBC International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: The name of the Corporation is SFBC International, Inc. (the “Corporation”).
     SECOND: The original Certificate was first filed with the Office of the Secretary of State of the State of Delaware on March 23, 1999.
     THIRD: That Article FIRST of the Certificate is hereby amended to read, in its entirety, as follows:
     “The name of this corporation is PharmaNet Development Group, Inc.”
     FOURTH: That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
* * * * * * *

     IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Certificate of Incorporation this 24th day of August, 2006.

By:	/s/ Jeffrey P. McMullen
	Name:	Jeffrey P. McMullen
	Title:	Chief Executive Officer